Exhibit 10.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED

OMNIBUS AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED OMNIBUS AGREEMENT (this “Amendment”), dated as of July 1, 2016 and, solely with respect to Sections 1.02(a) and 1.02(b), effective as of July 9, 2016, which effectiveness shall be retroactive from July 1, 2016, is made and entered into among 8point3 Operating Company, LLC, a Delaware limited liability company (the “Operating Company”), 8point3 General Partner, LLC, a Delaware limited liability company (the “YieldCo General Partner”), 8point3 Holding Company, LLC, a Delaware limited liability company (“Holdings”), 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), First Solar, Inc., a Delaware corporation (“First Solar”) and SunPower Corporation, a Delaware corporation (“SunPower” and, together with First Solar, each a “Sponsor” and collectively, the “Sponsors”).  The above-named entities are sometimes referred to in this Amendment as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, the Parties entered into that certain Amended and Restated Omnibus Agreement on April 6, 2016 (the “Agreement”); and

WHEREAS, the Parties desire, subject to the terms and conditions set forth herein, to amend the Agreement to reflect the Parties’ agreement as to certain matters set forth below.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.01 Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

Section 1.02 Amendments.

(a) Section 1.1 of the Agreement shall be amended by inserting the following in its correct alphabetical position:

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

(b) Section 1.1 of the Agreement shall be amended by deleting the definition of Indemnifiable Tax Equity Payment in its entirety and replacing it with the following:

“Indemnifiable Tax Equity Payment” means (without duplication) (a) any payment by a Contributed Company or other Group Member under any agreement in respect of a Tax Equity Financing that is made as the result of, or any distribution to any other Person of cash to which the Operating Company would have been entitled but for, (i) any inaccuracy or breach of any representation, warranty, covenant or similar provision of any such agreement, (ii) any indemnification obligation, post-Closing contribution obligation or payment obligation on the part of such Contributed Company or Group Member under any such agreement (excluding any indemnification obligation pursuant to Section 7.03(k)(i) of the Kingbird LLCA, which is governed by clause (iii) hereof), including in each case any payment made as the result of a change in the allocation of U.S. federal income tax credits, but excluding in each case (A) any amounts paid by a Contributed Company to any investor in a Tax Equity Financing in consideration of its redemption, resignation or withdrawal of interests from any Contributed Company and (B) any contribution or payment obligation contemplated to be performed by or on behalf of a Contributed Company pursuant to the purchase and sale or similar agreement through which such Contributed Company was acquired, directly or indirectly, by the Operating Company, (iii) any indemnification obligation pursuant to Section 7.03(k)(i) of the Kingbird LLCA, but only if and to the extent that such special underpayment interest referred to in such Section is attributable to an imputed underpayment that would not have occurred but for the “Fixed Tax Assumptions” (as defined in the Kingbird LLCA) being incorrect (except to the extent that any Fixed Tax Assumption is incorrect as a result of a breach of a representation or covenant in the Kingbird LLCA or the Kingbird ECCA by a “Class B Member,” including the “Managing Member,” the “Tax Matters Member” or the “Partnership Representative” (as each such term is defined in the Kingbird LLCA), as applicable, on behalf of Kingbird Solar, LLC, or (iv) any requirement in any such agreement to divert distributions due to a determination by a Governmental Entity (A) regarding a Project’s fair market value or the tax basis of a Project or (B) that a contract entered into by a Project Company and any Affiliate thereof is not on arm’s-length terms, (b) any Tax Equity Purchase Shortfall, and (c) all Tax liabilities resulting from any reduction, disallowance, preclusion of the availability, or recapture under Section 50 of the Code of tax credits claimed, allowed, or allowable with respect to each Post-IPO Contributed Project or allocated by the related Post-IPO Contributed Companies prior to the acquisition of such Post-IPO Contributed Company; provided, however, that the Parties hereby agree that in no event shall any payment, liability, diversion of distributions, or other Damages whatsoever which would not have arisen or been incurred but for any action of the Operating Company, the Partnership or the non-indemnifying Sponsor (or its direct and indirect subsidiaries holding interests in the Operating Company), following Closing be considered included in this definition of Indemnifiable Tax Equity Payment; provided, further, that (A) the making of any representation or warranty in any such agreement, (B) the making of any “Section 6226 Election” (as defined in the Kingbird LLCA) pursuant to Section 7.03(i) of the Kingbird LLCA, (C) any action taken pursuant to Section 3.4(c) or (D) any action (x) required by Law or (y) taken by the Operating Company, the Partnership or the non-indemnifying Sponsor (or its direct and indirect subsidiaries holding interests in the Operating

Company) to cause any Person to comply with the terms of any agreement in respect of a Tax Equity Financing, in each case, shall not itself constitute an “action” subject to the preceding proviso.

(c) The following text shall be added as a new row to the table set forth on Schedule I of the Agreement:

No.	Sponsor	Project	Scheduled COD	Guaranteed Project Capacity (MWAC)	Minimum Project Capacity (MWAC)	Closing Project Value	Capacity Buy-Down Amount ($ per MW)
13.	SunPower	Macy’s Maryland- Bowie	7/31/2016	0.79	0.76	$2,000,000	$2,444,868
14.	SunPower	Macy’s Maryland- Salisbury	7/31/2016	0.56	0.54	$1,411,765	$2,444,868
15.	SunPower	Macy’s Maryland- White Marsh	8/31/2016	0.49	0.47	$1,235,294	$2,444,868
16.	SunPower	Macy’s Maryland- Chevy Chase	8/31/2016	0.23	0.22	$588,235	$2,444,868
17.	SunPower	Macy’s Maryland- Annapolis	8/31/2016	0.58	0.56	$1,470,588	$2,444,868
18.	SunPower	Macy’s Maryland- Joppa	8/31/2016	1.73	1.66	$4,352,941	$2,444,868
19.	SunPower	Macy’s Maryland- Towson	8/31/2016	0.37	0.36	$941,177	$2,444,868

(d) The following text shall be added as a new item to the end of Part B of Schedule II:

5. Tax equity financing in respect of the Macy’s Maryland Project, entered into between PNC Commercial, LLC, SunPower AssetCo, LLC, SunPower Capital Services, LLC, SunPower Commercial III Class B, LLC and SunPower Commercial Holding Company III, LLC.

(e) The following text shall be added as a new item to the end of Part B of Schedule III:

MACY’S MARYLAND PROJECT

Guaranty Agreement, dated as of May 6, 2016, by SunPower, in favor of PNC Commercial, LLC

Guaranty Agreement (SREC), dated as of May 28, 2015, between Northstar Macys Maryland 2015, LLC and SunPower, in favour of Noble Americas Gas & Power Corp.4

(f) The following text shall be added as new items to the end of Part B of Schedule IV:

22. SunPower Commercial III Class B, LLC

23. SunPower Commercial Holding Company III, LLC

24. Northstar Macys Maryland 2015, LLC

Section 1.03 Representations and Warranties.

(a) Representations and Warranties of Each Sponsor.  Each Sponsor hereby represents and warrants to the other Sponsor, the Operating Company, the YieldCo General Partner, Holdings and the Partnership, as follows as of the date hereof:

(i) Organization; Qualification.  Such Sponsor has been duly formed and is validly existing and in good standing as a corporation under the Laws of its jurisdiction of formation with all requisite corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement.

(ii) Authority and Power.  Such Sponsor (A) has all requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder, and (B) has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment.

4 Only Specified Credit Support until replaced by the Operating Company pursuant to the Contribution Agreement dated as of June 29, 2016, by and among SunPower AssetCo, LLC, the Operating Company and SunPower.

(iii) Valid and Binding Obligation.  This Amendment has been duly and validly executed and delivered by such Sponsor and, assuming this Amendment has been duly and validly authorized, executed and delivered by all other Persons party hereto, constitutes a legal, valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(iv) No Conflicts.  The execution, delivery and performance of this Amendment by such Sponsor will not (a) conflict with or violate any provision of its certificate of incorporation or bylaws, (b) constitute, with or without notice or the passage of time or both, a material violation, a material breach or default, create a material lien, conflict in any material respect with, or require any material consent or approval, or give rise to any material right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, preemption, right of first refusal (or similar right to purchase) or acceleration under any material any material indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement to which such Sponsor is a party, or (c) contravene, in any material respect, any material Law.

(v) Consents and Approvals.  The execution, delivery and performance of this Amendment by such Sponsor does not requires any material consent, approval, exemption, waiver, clearance, authorization, filing, registration or notification, of or to (as applicable) any Governmental Entity or other Person, except as has already been obtained, made or waived.

(b) Representations and Warranties of the Operating Company, the YieldCo General Partner, Holdings and the Partnership.  Each of the Operating Company, the YieldCo General Partner, Holdings and the Partnership hereby represents and warrants to the Sponsors, as follows as of the Execution Date:

(i) Organization; Qualification.  Such Person has been duly formed and is validly existing and in good standing as a limited liability company or partnership, as applicable, under the Laws of its jurisdiction of formation with all requisite limited liability company or partnership, as applicable, corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Amendment.

(ii) Authority and Power.  Such Person (A) has all requisite limited liability company or partnership, as applicable, power and authority to execute and deliver this Amendment and to perform its obligations hereunder, and (B) has taken all necessary limited liability company or partnership, as applicable, action to authorize the execution, delivery and performance of this Amendment.

(iii) Valid and Binding Obligation.  This Amendment has been duly and validly executed and delivered by such Person and, assuming this Amendment has been duly and validly authorized, executed and delivered by the Sponsors party hereto, constitutes a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(iv) No Conflicts.  The execution, delivery and performance of this Amendment by such Person will not (a) conflict with or violate any provision of its certificate of incorporation or bylaws, (b) constitute, with or without notice or the passage of time or both, a material violation, a material breach or default, create a material lien, conflict in any material respect with, or require any material consent or approval, or give rise to any material right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, preemption, right of first refusal (or similar right to purchase) or acceleration under any material any material indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement to which such Person is a party, or (c) contravene, in any material respect, any material Law.

(v) Consents and Approvals.  The execution, delivery and performance of this Amendment by such Person does not requires any material consent, approval, exemption, waiver, clearance, authorization, filing, registration or notification, of or to (as applicable) any Governmental Entity or other Person, except as has already been obtained, made or waived.

Section 1.04 Continuity.  Except as expressly modified hereby, the terms and provisions of the Agreement and all instruments, agreements or other documents executed and delivered in connection therewith shall continue in full force and effect.   Whenever the “Agreement” is referenced in the Agreement or any of the instruments, agreements or other documents executed and delivered in connection therewith, such references shall be deemed to mean the Agreement as modified hereby.

Section 1.05 Parties in Interest.  This Amendment is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns.  This Amendment is not made for the benefit of any Person not a party hereto, and no Person other than the Parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Amendment.

Section 1.06 Severability.  Whenever possible each provision and term of this Amendment will be interpreted in a manner to be effective and valid.  If any term or provision of this Amendment or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  If any term or provision of this Amendment is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Amendment.  Upon determination that any other term or provision of this Amendment is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the Law.

Section 1.07 Facsimile; Counterparts.  Any Party may deliver executed signature pages to this Amendment by facsimile transmission to the other Parties, which facsimile copy shall be deemed to be an original executed signature page.   This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

Section 1.08 GOVERNING LAW.  THIS AMENDMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first above written and delivered in their names by their respective duly authorized officers or representatives.

8point3 Energy Partners LP

By:	8point3 General Partner, LLC, its general partner

By:	/s/ Natalie Jackson
	Name:	Natalie Jackson
	Title:	Vice President of Operations

8point3 General Partner, LLC

By:	/s/ Natalie Jackson
	Name:	Natalie Jackson
	Title:	Vice President of Operations

8point3 Operating Company, LLC

By:	8point3 Energy Partners LP, its managing member

By:	8point3 General Partner, LLC, its general partner

By:	/s/ Natalie Jackson
	Name:	Natalie Jackson
	Title:	Vice President of Operations

[Amendment to Amended and Restated Omnibus Agreement]

8point3 Holding Company, LLC

By:	First Solar 8point3 Holdings, LLC, its member

By:	/s/ Alexander Bradley
	Name:	Alexander Bradley
	Title:	Vice President, Treasury and Project Finance

By:	SunPower YC Holdings, LLC, its member

By:	/s/ Natalie Jackson
	Name:	Natalie Jackson
	Title:	Vice President

First Solar, Inc.

By:	/s/ Mark Widmar
	Name:	Mark Widmar
	Title:	Chief Financial Officer

SunPower Corporation

By:	/s/ Charles D. Boynton
	Name:	Charles D. Boynton
	Title:	Chief Financial Officer

[Amendment to Amended and Restated Omnibus Agreement]